Exhibit 4.7

PERFORMANCE STOCK UNIT AWARD AGREEMENT

CHRONOSCALE HOLDINGS CORPORATION

This Performance Stock Unit Award Agreement (the “Agreement” or “Award Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between ChronoScale Holdings Corporation, a Nevada corporation (the “Company”), and the individual named in Exhibit A hereto (the “Participant”).

WHEREAS, the Company desires to provide the Participant with an opportunity to acquire the Company’s common stock, par value $0.001 per share (the “Common Stock”), and thereby provide additional incentive for the Participant to promote and participate in the progress and success of the business of the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to award the Participant Performance Stock Units pursuant to Section 11 of the ChronoScale Holdings Corporation 2026 Omnibus Equity Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”);

NOW, THEREFORE, the following provisions apply to this Award:

1. Award. The Company hereby awards the Participant the number of Performance Stock Units (each a “PSU”, and collectively the “PSUs”) set forth in Exhibit A. Such PSUs shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

2. Vesting and Settlement.

(a) Vesting. Except as otherwise provided in this Agreement, the PSUs shall vest in accordance with the vesting schedule set forth in Exhibit A, provided that the Participant remains in Continuous Service through each applicable vesting date.

(b) Settlement. For each PSU that becomes vested in accordance with this Agreement, the Company shall issue and deliver to the Participant one share of Common Stock. Such shares shall be issued and delivered as soon as administratively practicable following the vesting date of each such PSU, but in no event later than March 15 of the year following the year in which such vesting date occurs. Except as provided above, in the event that the Participant ceases to be in Continuous Service, any PSUs that have not vested as of the date of such cessation of service shall be forfeited. If requested by the Participant, delivery of shares may be effected by book-entry credit to the Participant’s brokerage account.

3. No Rights as Stockholder. The Participant shall not be entitled to any of the rights of a stockholder with respect to any share of Common Stock that may be acquired following vesting of a PSU unless and until such share of Common Stock is issued and delivered to the Participant. Without limitation of the foregoing, the Participant shall not have the right to vote any share of Common Stock to which a PSU relates and shall not be entitled to receive any dividend attributable to such share of Common Stock for any period prior to the issuance and delivery of such share to the Participant.

4. Covenants Agreement. The PSUs are conditioned on the Participant’s execution of the Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement attached hereto as Exhibit B, and the Participant’s compliance with its terms. The PSUs, whether or not vested, and any shares of Common Stock issued in settlement thereof, shall be subject to forfeiture at the election of the Company, without payment of consideration, in the event that the Participant breaches the Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement, or any other agreement between the Participant and the Company or any of its Affiliates with respect to noncompetition, nonsolicitation, no-hire, nondisparagement, assignment of inventions and contributions and/or nondisclosure obligations of the Participant (a “Covenant Breach”).

To the maximum extent permitted by applicable law, to the extent the Participant previously sold, transferred, or otherwise disposed of all or any portion of any shares of Common Stock issued in settlement of the PSUs prior to the date of the Covenant Breach, whether voluntarily or involuntarily, the Company shall have the right to claw back, and the Participant shall immediately pay to the Company in cash, an amount per share equal to one hundred percent (100%) of the aggregate amount of proceeds received by the Participant (or any designee of the Participant, including any dependent or beneficiary of the Participant) with respect to the sale, transfer, or other disposition of each such share of Common Stock, without any deduction for transaction costs, broker fees, taxes, or other expenses similar to any of the foregoing. For avoidance of doubt, the Company’s remedies pursuant to this Section 4 shall not be deemed an election of remedies precluding the further exercise of remedies.

For illustration purposes only, in the event that (i) the Participant was awarded 50,000 PSUs, all of which settled when the Fair Market Value per share of Common Stock was $5.00, (ii) the Participant sold 20,000 of such shares of Common Stock for a purchase price of $10.00 per share (for aggregate proceeds of $200,000), and (iii) a Covenant Breach subsequently occurs, then (A) the Company shall have the right to elect for the remaining 30,000 shares of Common Stock issued upon settlement of the PSUs to be forfeited, without payment of consideration, and (B) the Participant shall be required to immediately pay to the Company, in cash, $200,000, which is one hundred percent (100%) of the aggregate proceeds received in connection with the sale of the 20,000 shares of Common Stock (i.e., $200,000).

5. Transfer Restrictions. Neither this Agreement nor the PSUs may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee and any purported sale, assignment, pledge, transfer or encumbrance shall be null and void ab initio.

6. Acceptance. To accept the PSUs, please execute and return this Agreement where indicated (including acceptance via an electronic platform maintained by the Company or a third party administrator engaged by the Company) no later than six (6) months from the Award Date (the “Acceptance Deadline”). By executing this Agreement and accepting your PSUs, you will have agreed to all the terms and conditions set forth in this Agreement and the Plan. The grant of the PSUs will be considered null and void, and acceptance of the PSUs will be of no effect, if you do not execute and return this Agreement by the Acceptance Deadline.

7. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver certificates evidencing shares of Common Stock shall be subject to the terms of all Applicable Laws.

8. Withholding Taxes. The Participant shall pay in cash to the Company, or make provision satisfactory to the Company for payment of, the minimum statutory amount required to satisfy all federal, state and local income tax withholding requirements and the Participant’s share of applicable employment withholding taxes in connection with the issuance and delivery of shares of Common Stock following vesting of PSUs, in any manner permitted by the Plan. If permissible under Applicable Law, the minimum federal, state, local and foreign income, payroll, employment and any other applicable taxes which the Company determines must be withheld with respect to the PSUs (“Tax Withholding Obligation”) may be satisfied by shares of Common Stock being sold on the Participant’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the shares of Common Stock to be sold must have vested pursuant to the terms of this Agreement and the Plan). In addition to shares of Common Stock sold to satisfy the Tax Withholding Obligation, additional shares of Common Stock may be sold to satisfy any associated broker or other fees. The proceeds from any sale will be used to satisfy the Participant’s Tax Withholding Obligation arising with respect to the PSUs and any associated broker or other fees. Only whole shares of Common Stock will be sold. Any proceeds from the sale of shares of Common Stock in excess of the Tax Withholding Obligation and any associated broker or other fees will be paid to the Participant in accordance with procedures the Company may specify from time to time.

The Committee may also permit the Participant to satisfy the Participant’s Tax Withholding Obligation by (i) delivering to the Company shares of Common Stock that the Participant owns and that have vested with a fair market value equal to the amount required to be withheld, (ii) having the Company withhold otherwise deliverable shares of Common Stock having a value equal to the minimum amount statutorily required to be withheld, (iii) payment by Participant in cash, or (iv) such other means as the Committee deems appropriate.

No shares of Common Stock shall be issued with respect to PSUs unless and until satisfactory arrangements acceptable to the Company have been made by the Participant with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to the PSUs.

9. Investment Purpose. Any and all shares of Common Stock acquired by the Participant under this Agreement will be acquired for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Participant shall not sell, transfer or otherwise dispose of such shares unless they are either (1) registered under the Securities Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of the Company’s counsel.

10. Securities Law Restrictions. Regardless of whether the offering and sale of shares of Common Stock issuable to the Participant pursuant to this Agreement and the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its sole and absolute discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with Applicable Laws.

11. Lock-Up Agreement. The Participant, in the event that any shares of Common Stock which become deliverable to the Participant with respect to PSUs at a time during which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Participant shall agree to restrictions on transferability of such shares of Common Stock comparable to the restrictions agreed upon by such directors or officers of the Company.

12. Participant Obligations. The Participant should review this Agreement with his or her own tax advisors to understand the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its Affiliates or any of their agents, if any, made to the Participant. The Participant (and not the Company) shall be responsible for the Participant’s own tax liability arising as a result of the transactions contemplated by this Agreement.

13. No Guarantee of Continued Service. Nothing in this Agreement or the Plan confers on the Participant any right to remain in Continuous Service, nor shall it affect in any way any right of the Participant, the Company or any of its Affiliates to terminate the Participant’s service relationship.

14. Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Participant at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

15. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company or its Affiliates and the Participant with respect to the subject matter hereof, and except as provided in the Plan (including, without limitation, Sections 3.2, 4.3, 11.3 and 14.1 thereof) or this Agreement, may not be modified in a manner material and adverse to the Participant’s interest except by means of a writing signed by the Company and the Participant. In the event of any conflict between this Award Agreement and the Plan, the Plan shall be controlling. This Award Agreement shall be construed under the laws of the State of Texas, without regard to conflict of laws principles.

16. Opportunity for Review. The Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement. The Participant further agrees to promptly notify the Company upon any change in Participant’s residence address.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

18. Section 409A Compliance. To the extent that this Agreement and the award of PSUs hereunder are or become subject to the provisions of Section 409A of the Code, the Company and the Participant agree that this Agreement may be amended or modified by the Company, in its sole and absolute discretion and without the Participant’s consent, as appropriate to maintain compliance with the provisions of Section 409A of the Code.

19. Recoupment. Notwithstanding anything to the contrary contained herein, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, as in effect from time to time, or as is otherwise required by Applicable Law. The recoupment rights under this Section are in addition to, and not in limitation of, the Company’s forfeiture and clawback rights set forth in Section 4.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in Exhibit A.

CHRONOSCALE HOLDINGS CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:

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